                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                            (Amendment No.______)(1)



                            OnCure Technologies Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68232U100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 18, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Frits F. Vromen                                      Frits F. Vromen
Mercurius Beleggingsmaatschappij BV                  Participatie Maatschappij
Akerstraat 126                                       Avanti Limburg BV
6417 BR Heerlen                                      Akerstraat 126
Netherlands                                          6417 AG Heerlen
011-31-625-011-790                                   Netherlands
                                                     011-31-625-011-790

                  (Name & Address & Telephone Number of Person
                Authorized to Receive Notices and Communications)

 Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 [ ] Rule 13d-l(b)

                 [X] Rule 13d-l(c)

                 [ ] Rule 13d-l(d)


     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section l8 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 68232U100                      13G                 Page 2 of 11 Pages

--------------------------------------------------------------------------------

     1.       NAMES OF REPORTING PERSONS

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Mercurius Beleggingsmaatschappij BV

--------------------------------------------------------------------------------

     2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[X]

                                                                      (b)[_]

--------------------------------------------------------------------------------

     3.       SEC USE ONLY

--------------------------------------------------------------------------------
     4.       CITIZENSHIP OR PLACE OF ORGANIZATION

              Netherlands

--------------------------------------------------------------------------------

       NUMBER OF          5.    SOLE VOTING POWER
                          ------------------------------------------------------
        SHARES                  0
                          ------------------------------------------------------
     BENEFICIALLY         6.    SHARED VOTING POWER
                          ------------------------------------------------------
       OWNED BY                 1,538,462
                          ------------------------------------------------------
         EACH
                          7.    SOLE DISPOSITIVE POWER
       REPORTING          ------------------------------------------------------
                                0
      PERSON WITH         ------------------------------------------------------

                          8.    SHARED DISPOSITIVE POWER

                                1,538,462
--------------------------------------------------------------------------------
     9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,538,462

--------------------------------------------------------------------------------

    10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

              CERTAIN SHARES*                                            [_]

--------------------------------------------------------------------------------
    11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              10.7%

--------------------------------------------------------------------------------
    12.       TYPE OF REPORTING PERSON*

              CO

--------------------------------------------------------------------------------

 CUSIP No. 68232U100                      13G                 Page 3 of 11 Pages


--------------------------------------------------------------------------------
     1.       NAMES OF REPORTING PERSONS

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Participatie Maatschappij Avanti Limburg BV
--------------------------------------------------------------------------------

     2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[X]

                                                                      (b)[_]
--------------------------------------------------------------------------------
     3.       SEC USE ONLY

--------------------------------------------------------------------------------
     4.       CITIZENSHIP OR PLACE OF ORGANIZATION

              Netherlands
--------------------------------------------------------------------------------

       NUMBER OF          5.    SOLE VOTING POWER

        SHARES                  0
                          ------------------------------------------------------
     BENEFICIALLY         6.    SHARED VOTING POWER

       OWNED BY                 1,538,462
                          ------------------------------------------------------
         EACH
                          7.    SOLE DISPOSITIVE POWER
       REPORTING
                                0
      PERSON WITH         ------------------------------------------------------

                          8.    SHARED DISPOSITIVE POWER

                                1,538,462
--------------------------------------------------------------------------------

     9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,538,462
--------------------------------------------------------------------------------
    10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

              CERTAIN SHARES*                                             [_]

--------------------------------------------------------------------------------
    11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              10.7%
--------------------------------------------------------------------------------
    12.       TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------

 CUSIP No. 68232U100                      13G                 Page 4 of 11 Pages

--------------------------------------------------------------------------------
     1.       NAMES OF REPORTING PERSONS

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Stichting Administratiekantoor Aandelen Stienstra
--------------------------------------------------------------------------------
     2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)[_]
                                                                      (b)[X]

--------------------------------------------------------------------------------
     3.       SEC USE ONLY

--------------------------------------------------------------------------------
     4.       CITIZENSHIP OR PLACE OF ORGANIZATION

              Netherlands
--------------------------------------------------------------------------------
       NUMBER OF          5.    SOLE VOTING POWER

        SHARES                  0
                                ------------------------------------------------
     BENEFICIALLY         6.    SHARED VOTING POWER

       OWNED BY                 1,538,462
                          ------------------------------------------------------
         EACH
                          7.    SOLE DISPOSITIVE POWER
       REPORTING
                                0
      PERSON WITH         ------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER

                                1,538,462

--------------------------------------------------------------------------------

     9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,538,462
--------------------------------------------------------------------------------
    10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

              CERTAIN SHARES*                                             [_]

--------------------------------------------------------------------------------
    11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              10.7%
--------------------------------------------------------------------------------
    12.       TYPE OF REPORTING PERSON*

              OO
--------------------------------------------------------------------------------

 CUSIP No. 68232U100                      13G                Page 5 of 11 Pages

Item 1(a).        Name of Issuer:

                  OnCure Technologies Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  700 Ygnacio Valley Road
                  Suite 300
                  Walnut Creek, CA 94596

Item 2(a).        Name of Persons Filing:

                  Mercurius Beleggingsmaatschappij BV

                  Participatie Maatschappij Avanti Limburg BV

                  Stichting Administratiekantoor Aandelen Stienstra

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  Mercurius Beleggingsmaatschappij BV: Akerstraat 126, 6417 BR Heerlen, Netherlands

                  Participatie Maatschappij Avanti Limburg BV: Akerstraat 126, 6417 AG Heerlen, Netherlands

                  Stichting Administratiekantoor Aandelen Stienstra: Akerstraat 126, PO Box 299, 6400 AG Heerlen, Netherlands

Item 2(c).        Citizenship:

                  Mercurius Beleggingsmaatschappij BV: Netherlands

                  Participatie Maatschappij Avanti Limburg BV: Netherlands

                  Stichting Administratiekantoor Aandelen Stienstra: Netherlands

Item 2(d).        Title of Class of Securities:

                  Series E Convertible Preferred Stock, convertible into shares of common stock, $.001 par value.

Item 2(e).        CUSIP Number:

                  68232U100

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

       (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.


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 CUSIP No. 68232U100                      13G                Page 6 of 11 Pages

       (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

       (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

       (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership (As of January 18, 2001)

(a)      Amount beneficially owned:

         Mercurius Beleggingsmaatschappij BV ("Mercurius") and Participatie Maatschappij Avanti Limburg BV ("Avanti") each own directly 250 shares of Series E Convertible Preferred Stock of the Issuer (as defined below), which shares are convertible into 769,231 shares of common stock, $.001 par value per share (the "Common Stock"), of OnCure Technologies Corp. (the "Issuer"), representing a 5.36% beneficial ownership of the shares of Common Stock outstanding.

         Mercurius may be deemed to beneficially own the 769,231 shares of Common Stock beneficially owned by Avanti. If Mercurius is deemed to own such shares of Common Stock, Mercurius beneficially owns 1,538,462 shares of Common Stock, representing 10.7% of the shares of Common Stock outstanding.

         Mercurius and Avanti may also constitute a group as such term is used in Section 13(g)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If Mercurius and Avanti are deemed to constitute a group, the 1,538,462 shares of Common Stock beneficially owned by Mercurius and


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 CUSIP No. 68232U100                      13G                Page 7 of 11 Pages

               Avanti in the aggregate represent 10.7% of the shares of Common Stock outstanding.

               Mercurius is wholly owned by Stichting Administratiekantoor Aandelen Stienstra ("Stichting"), a foundation organized under Dutch law, which may be deemed to beneficially own the 1,538,462 shares of Common Stock beneficially owned by Mercurius.

               The filing of this Schedule 13G by Stichting shall not be construed as an admission that Stichting is, for purposes of
               Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G.

         (b)   Percent of class:

               Mercurius and Avanti each own beneficially and of record 769,231 shares of Common Stock, $.001, representing 5.36% direct beneficial ownership of the shares of Common Stock outstanding.

               If Mercurius is deemed to beneficially own the shares of Common Stock benefically owned by Avanti, Mercurius beneficially owns 1,538,462 shares of Common Stock, representing 10.7% of the shares of Common Stock outstanding.

               If Mercurius and Avanti are deemed to constitute a group, the 1,538,462 shares of common stock beneficially owned by Mercurius and Avanti in the aggregate represent 10.7% of the shares of Common Stock outstanding.

               The percentages of ownership are based on the 9,374,816 shares of Common Stock reported outstanding in the Issuer's Form SB-2, dated May 11, 2001.

         (c)   Number of shares as to which such person has:

               (i)      Sole power to vote or direct the vote

                        Mercurius Beleggingsmaatschappij BV: 0
                        Participatie Maatschappij Avanti Limburg BV: 0 Stichting Administratiekantoor Aandelen Stienstra: 0

               (ii)     Shared power to vote or direct the vote

                        Mercurius Beleggingsmaatschappij BV: 1,538,462 Participatie Maatschappij Avanti Limburg BV: 1,538,462 Stichting Administratiekantoor Aandelen Stienstra:
                        1,538,462

               (iii) Sole power to dispose or to direct the disposition of

                        Mercurius Beleggingsmaatschappij BV: 0

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 CUSIP No. 68232U100                      13G                 Page 8 of 11 Pages

                       Participatie Maatschappij Avanti Limburg BV: 0 Stichting Administratiekantoor Aandelen Stienstra: 0

               (iv) Shared power to dispose or to direct the disposition of

                       Mercurius Beleggingsmaatschappij BV: 1,538,462 Participatie Maatschappij Avanti Limburg BV: 1,538,462 Stichting Administratiekantoor Aandelen Stienstra:
                       1,538,462

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

 CUSIP No. 68232U100                      13G                Page 9 of 11 Pages

Item 10. Certifications.

     "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           May 30, 2001
                                           -------------------------------------
                                                  (Date)



                                           Mercurius Beleggingsmaatschappij BV


                                           /s/ Frits F. Vromen
                                           -------------------------------------
                                           By: Frits F. Vromen
                                           Title: Executive Vice-President



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 CUSIP No. 68232U100                      13G                Page 10 of 11 Pages


Item 10. Certifications.

     "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                    May 30, 2001
                                    --------------------------------------------
                                            (Date)


                                    Participatie Maatschappij Avanti Limburg BV


                                    /s/ Frits F. Vromen
                                    --------------------------------------------
                                    By: Frits F. Vromen
                                    Title: Executive Vice-President

CUSIP No. 68232U100                      13G                Page 11 of 11 Pages

Item 10. Certifications.

     "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                              May 30, 2001
                              ---------------------------------------------
                                              (Date)


                              Stichting Administratiekantoor Aandelen Stienstra


                              /s/ H.H.F. Stienstra
                              ----------------------------------------------
                              By: H.H.F. Stienstra
                              Title: President